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                                 EXHIBIT 99.3

                      FORM OF OPTION ASSUMPTION AGREEMENT
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                               LIFEMINDERS, INC.
                  ASSUMPTION AGREEMENT FOR PREVIOUSLY GRANTED
        STOCK OPTIONS UNDER THE SMARTRAY NETWORK, INC. STOCK OPTION AND
                        RESTRICTED STOCK PURCHASE PLAN

     THIS ASSUMPTION AGREEMENT (the "Agreement") is entered into as of this___
                                     ---------
day of August, 2000, by and between LifeMinders, Inc., a Delaware corporation ("LifeMinders"), and the undersigned holder of options (the "Optionee") to
  -----------                                                --------
purchase [NUMBER] shares of common stock of Smartray Network, Inc. (the "Company") that were previously granted to Optionee on [DATE(S)] pursuant to the
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Stock Option Agreement(s) (the "Option Agreement(s)") under the Company's Stock
                                -------------------
Option and Restricted Stock Purchase Plan (the "Plan").
                                                ----

     WHEREAS, the Company has entered into an Agreement and Plan of Merger dated August 2, 2000 by and among, among other parties, LifeMinders and the Company (the "Merger Agreement"), pursuant to which SRNI Acquisition Corp., a wholly-
      ------ ---------
owned subsidiary of LifeMinders, will be merged with and into the Company, with the Company becoming the surviving corporation and a wholly-owned subsidiary of LifeMinders (the "Merger");
                  ------

     WHEREAS, the stockholders of the Company (the "Stockholders"), pursuant to
                                                    ------------
the Merger Agreement, are entitled to receive upon consummation of the Merger, their pro rata share of (i) LifeMinders' common stock valued at Thirty-Five Million Dollars ($35,000,000) (the "Merger Stock") and (ii) One Million Dollars
                                    ------------
($1,000,000) in cash (the "Merger Cash" and together with the Merger Stock, the
                           -----------
"Merger Consideration");
 --------------------

     WHEREAS, under the Plan and Option Agreement(s), Optionee may, upon exercise of his/her options, receive consideration equivalent to the Merger Consideration to be received by the Stockholders on a per share basis as calculated using an exchange ratio of one (1) share of LifeMinders' common stock for each 10.184 shares of the Company's common stock (the "Exchange Ratio"),
                                                           --------------
subject to adjustment as set forth in the Merger Agreement;

     WHEREAS, LifeMinders, pursuant to Section 1.3 of the Merger Agreement, proposes to assume the options previously granted pursuant to the Option Agreement(s) under the Plan to each optionholder of the Company, including Optionee, and to convert such options into options to acquire LifeMinders' common stock on the terms and conditions set forth herein; and

     WHEREAS, LifeMinders and Optionee desire to make certain modifications to the terms of Optionee's Option Agreement(s) as set forth below.

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, effective on the Effective Time of the Merger Agreement, Optionee and LifeMinders agree as follows:

     LifeMinders hereby assumes the options (the "Assumed Options") for common
                                                  ---------------
stock of the Company previously granted to Optionee pursuant to the Option Agreement(s) under the Plan subject to the terms hereof.

     LifeMinders assumes all rights and obligations of the Company under the terms of the Option Agreement(s). The terms of the Assumed Options shall be as provided in the Plan and the Option Agreement(s) with the following changes:

     1.   "Options", "Shares" and "Common Stock" shall mean options for and
           -------    ------       ------------
          shares of common stock of LifeMinders, par value $0.01 per share.

     2. Notwithstanding the provisions of the Option Agreement(s) to the contrary, the number of shares/options of LifeMinders' common stock subject to this Assumed Option shall be the number of shares/options specified in each Option Agreement divided by the Exchange Ratio, subject to adjustment as set forth in Exhibit A; provided, that, if
                                                ---------  --------  ----
          such calculation with respect to each Option Agreement results in a fractional share of LifeMinders' common stock, then the number of shares/options subject to this Assumed Option with respect to each Option Agreement shall be
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          further adjusted downwards to the nearest
          whole number.

     3. The exercise price of the options specified in each Option Agreement grant shall be equal to the product of (x) the exercise price specified in each Option Agreement times (y) the Exchange Ratio; provided, that, if such calculation results in an aggregate exercise
          --------  ----
          price that requires the payment of a fraction of a cent at the time of exercise of options for one or more shares (with the exercise price considered in the aggregate for all options being exercised), then the aggregate exercise price for all such shares being exercised shall be further adjusted upwards to the nearest whole cent.

     4. The Assumed Options shall vest pursuant to the schedule set forth in the section entitled "Equity" of Optionee's Offer Letter from LifeMinders.

     5.   LifeMinders shall be treated as the "Company" for purposes of the
                                               -------
          Assumed Options.

     Optionee waives any rights pursuant to the Plan and/or Option Agreement to claim any cash upon exercise or assumption of the Option Agreement(s).

By signing below, Optionee agrees to be bound by the terms of the Plan, the Option Agreement(s) and this Agreement.

                                                 LIFEMINDERS, INC.,
                                                 a Delaware corporation



_____________________________________            By: ___________________________
[NAME], Optionee                                     Name:
                                                     Title:

                                     - 2 -
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                                   EXHIBIT A

     The Exchange Ratio applicable to the Assumed Options may be adjusted based on the Company's Net Working Capital as of the closing date of the Merger. For any Assumed Options that are incentive stock options ("ISOs"), the Exchange
                                                       ----
Ratio may also be adjusted based on the closing price of LifeMinders' common stock as of the closing date of the Merger.

(a)  Net Working Capital Adjustment.
     ------------------------------

     Pursuant to Section 1.2(b) of the Merger Agreement, the Exchange Ratio applicable to the Assumed Options will be adjusted in the event that the difference between the Company's current assets and current liabilities ("Net
                                                                          ---
Working Capital") as of the closing date of the Merger is greater than or less
---------------
than negative $2,120,000 (less any (i) accruals, not to exceed$50,000, for a post-closing audit and (ii) costs associated with terminating contracts at the request of LifeMinders) (the "Target Net Working Capital"); provided, that, such
                              --------------------------
overage or shortfall (referred to as "Net Working Capital Difference" or "NWCD")
                                      ------------------------------      ----
is at least $50,000.

     If the Net Working Capital exceeds the Target Net Working Capital, the Exchange Ratio applicable to the Assumed Options will be adjusted based on the following formula:

          Adjusted Exchange Ratio = 13,116,468/a/ / [1,288,014/b/ +
(NWCD/27.95/c/)]

For example, if the Net Working Capital as of the closing date of the Merger exceeds the Target Net Working Capital by $200,000 (i.e., negative $1,920,000), the Exchange Ratio would be adjusted downward to equal approximately 10.128.

     If the Target Net Working Capital exceeds the Net Working Capital, the Exchange Ratio applicable to the Assumed Options will be adjusted based on the following formula:

          Adjusted Exchange Ratio = 13,116,468 / [1,288,014 - (NWCD/27.95)]

For example, if the Net Working Capital as of the closing date of the Merger is less than the Target Net Working Capital by$200,000 (i.e., negative$2,320,000), the Exchange Ratio would be adjusted upward to equal approximately 10.241.

(b)  LifeMinders Closing Stock Price Adjustment for ISOs.
     ---------------------------------------------------

     The Exchange Ratio for any ISOs granted by the Company will be adjusted upwards in order to comply with the requirements of Section 424 of the Internal Revenue Code of 1986, as amended, if the fair market value of LifeMinders' common stock exceeds $27.95 per share on the closing date of the Merger, based on the following formula (which assumes no adjustment has been made to the Exchange Ratio based on the Company's Net Working Capital on the closing date of the Merger):

     Adjusted Exchange Ratio = Exchange Ratio - (.291)/d/ + [(x/27.95) (.291)];

     where x = the fair market value for LifeMinders common stock on the closing date of the Merger.

For example, if the closing price of LifeMinders' common stock is $50.00 per share on the day the Merger is completed, then the Exchange Ratio for any ISOs would be adjusted upward to equal approximately 10.413.

__________________________
/a/ Number of issued and outstanding shares of Company common stock and shares of Company common stock issuable upon conversion of outstanding securities other than Company stock options.

/b/ Number of shares of LifeMinders common stock equal in value to 36,000,000 at the Merger Price (as defined in the Merger Agreement).

/c/  Merger Price (as defined in the Merger Agreement).

/d/ The difference between (x) the exchange ratio applicable to Company common stock and (y) the exchange ratio applicable to Company stock options in the Merger.